NOTICE & PROXY STATEMENT

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MidWestOne Financial Group, Inc.

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IOWA CITY, IA (June 13, 2008) – MidWestOne Financial Group, Inc. (the “Company”) previously mailed to its shareholders of record as of May 12, 2008 a Notice of Annual Meeting of Shareholders and accompanying proxy statement and annual report announcing that its 2008 Annual Meeting of Shareholders is scheduled for Wednesday, June 18, 2008, at 3:00 p.m. at the Marriott Hotel, located at 300 East 9th Street, Coralville, Iowa. Due to severe flooding that has occurred during the past week, and the additional flooding that is expected to occur over the next week, in Coralville and surrounding areas in east-central Iowa, the Company anticipates shareholders may have significant difficulty reaching the meeting site, and it is possible that the hotel itself will be inaccessible. In the event that the Company is unable to hold the annual meeting next week as scheduled due to the flooding, the Company will adjourn the meeting at that time and reconvene the meeting on June 25, 2008, at 3:00 p.m. at the Sheraton Iowa City Hotel, located at 210 S. Dubuque Street, Iowa City, Iowa.

The Company intends to keep shareholders apprised of the current status of the annual meeting through the issuance of additional releases as the situation develops.

For up-to-date information on the annual meeting, shareholders can contact Kelly Scherrer at (319) 356-5897 or kscherrer@isbt.com.

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MidWestOne Financial Group, Inc. (NASDAQ: MOFG) owns and operates the 19 locations of MidWestOne Bank within 14 communities in eastern and southern Iowa. MidWestOne Financial Group also owns and operates the 7 locations of Iowa State Bank & Trust Company, based in Iowa City, and the 3 locations of First State Bank, based in Conrad. MidWestOne intends to merge the three banks in August, 2008, with the resulting bank to be named MidWestOne Bank. The headquarters will remain in Iowa City.